Exhibit 99.1

Paul J. Dolan Elected to the J. M. Smucker Company Board of Directors

ORRVILLE, Ohio, April 12 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced the election of Paul J. Dolan, age 47, to its Board of Directors. With the addition of Mr. Dolan, the Company’s Board increases from 10 to 11 directors, seven of whom are not employees of The J. M. Smucker Company, or any of its subsidiaries or affiliates.

Mr. Dolan is President of the Cleveland Indians, the Major League Baseball team operating in Cleveland, Ohio. Prior to becoming President of the Indians’ organization in 2004, Mr. Dolan was the Vice President and General Counsel with the Indians. Prior to joining the Indians’ organization in 2002, he was associated with the law firm of Thrasher, Dinsmore & Dolan, since 1983 and as a partner since 1992. He also serves as Chairman and Chief Executive Officer of Fast Ball Sports Productions, a sports media company that operates Sports Time Ohio, a regional sports network. Mr. Dolan is also involved with many philanthropic and civic boards throughout the Northeast Ohio community and supports many causes, as well as a variety of business interests.

He graduated with a B.A. degree from St. Lawrence University and received his Juris Doctorate from the University of Notre Dame’s Law School.

“We are delighted to welcome Paul Dolan to our Board of Directors and are pleased that he has decided to join us,” said Tim Smucker, Chairman and Co- Chief Executive Officer. “With his extensive legal and business experience, we know he will make significant contributions to Smucker and believe our Board and management team will benefit from the addition of this independent director.”

About The J. M. Smucker Company

The J. M. Smucker Company (http://www.smuckers.com) was founded in 1897 when the Company’s namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker’s(R), Jif(R) and Crisco(R). The family of brands also includes Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick’s(R) pickles and condiments in Canada.

For over 109 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. Since the 1998 inception of FORTUNE Magazine’s annual survey of the 100 Best Companies to Work For, The J. M. Smucker Company has consistently been recognized as one of the top 25 companies to work for in the United States. The J. M. Smucker Company has over 3,500 employees worldwide and distributes products in more than 45 countries.

SOURCE  J. M. Smucker Company
          -0-                                        04/12/2006
          /CONTACT:  Investors, Mark R. Belgya, Vice President, Chief Financial Officer and Treasurer, or George G. Sent, Jr., Director, Corporate Finance and Investor Relations, or Media, Maribeth Badertscher, Director, Corporate Communications, all of The J. M. Smucker Company, +1-330-682-3000/
          /Web site:  http://www.smuckers.com /